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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
              REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES
                             EXCHANGE ACT OF 1934.

                        Commission File Number: 001-12768
                                                ---------


                          PACIFIC GULF PROPERTIES INC.
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             (Exact name of registrant as specified in its charter)


     4220 VON KARMAN, SECOND FLOOR, NEWPORT BEACH, CA 92660; (949) 223-5000
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          COMMON STOCK, $.01 PAR VALUE
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            (Title of each class of securities covered by this Form)


                                      NONE
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       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)      [X]     Rule 12h-3(b)(1)(i)       [ ]
          Rule 12g-4(a)(1)(ii)     [ ]     Rule 12h-3(b)(l)(ii)      [ ]
          Rule 12g-4(a)(2)(i)      [ ]     Rule 12h-3(b)(2)(i)       [ ]
          Rule 12g-4(a)(2)(ii)     [ ]     Rule 12h-3(b)(2)(ii)      [ ]
                                           Rule 15d-6                [ ]

Approximate number of holders of record as of the certification or notice date:

                                       0*
                            -------------------------


     *On the date of certification of this Form 15, the registrant, a Maryland corporation, merged with and into FountainGlen Properties LLC, a Delaware limited liability company and an affiliate of Prudential Real Estate Investors, and the registrant ceased to exist as a separate corporate entity. All shares of common stock of the registrant were cashed out and cancelled pursuant to the merger.

     Pursuant to the requirements of the Securities Exchange Act of 1934, Pacific Gulf Properties Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: August 23, 2001                             By: /s/ Donald G. Herrman
                                                      --------------------------
                                                  Name: Donald G. Herrman
                                                  Title: Executive Vice
                                                         President and Secretary